Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

    MERRIMACK, N.H.--(BUSINESS WIRE)--April 21, 2005--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology products and solutions, today announced results for the quarter ended March 31, 2005. Net sales for the three months ended March 31, 2005 decreased by $3.7 million, or 1.1%, to $323.9 million from $327.6 million for the three months ended March 31, 2004. Net income for the quarter ended March 31, 2005, was $0.9 million, or $.04 per share, compared to $1.2 million, or $.05 per share for the three months ended March 31, 2004.
    Net sales for our commercial business was up 1.1% to $276.7 million, compared to $273.8 million in the first quarter of 2004. Net sales for the small- and medium-sized business (SMB) segment decreased by 3.4% from the first quarter of 2005 to $200.3 million and decreased sequentially by 2.2% over the immediately preceding quarter. Sales to large account customers increased by 15.1% over the first quarter of 2004 to $76.4 million and were substantially the same as such sales in the fourth quarter of 2004. Sales to government and education customers (the Company's public sector segment) declined for the quarter by 12.4% to $47.2 million compared to the first quarter of 2004.
    "During the first quarter, strong year-over-year sales growth in our large account segment was offset by softness in demand in our SMB and public sector segments," said Patricia Gallup, Chairman and Chief
Executive Officer. "Looking forward, we are making our systems and sales tools more flexible and responsive, allowing us to be more productive as well as enhancing the buying experience for our customers. In addition, we recently began to roll out our new ServiceConnection(TM) offering, a suite of repair, installation, help desk support, remote backup and other IT services that can reduce the total cost of ownership for our SMB customers, and gives us a new platform for growth."
    Notebooks and PDAs continued to be the Company's largest product category, accounting for 18.8% of net sales in the first quarter of 2005 compared to 21.0% for the corresponding period a year ago.
Desktop computers and servers accounted for 14.8% of net sales in the first quarter of 2005 compared to 14.1% of net sales for the corresponding period a year ago. The average sales price for computer systems increased 1.9% in the first quarter compared to the corresponding period a year ago, but decreased 2.2% compared to the fourth quarter of 2004. Sales of accessories and other companion products increased 20.3% year over year.
    Gross profit margin, as a percentage of net sales, was 11.5% in the first quarter of 2005 compared to 10.4% in the first quarter of 2004, and compared to 12.5% in the fourth quarter of 2004.
Approximately 0.8% of the 1.1% year-over-year increase was attributable to the Company's refinement of its reclassification of certain vendor consideration proceeds from selling, general, and administrative expenses to cost of sales, as required by issue No.
02-16 of the Emerging Issues Task Force ("EITF 02-16"). As previously stated, the Company expects that its gross profit margin as a percentage of net sales may vary by quarter based upon vendor support programs, product mix, pricing strategies, market conditions, and other factors.
    Consolidated annualized productivity decreased in the first quarter of 2005 by 7.5% compared to the first quarter of 2004. The total number of sales representatives as of March 31, 2005 increased by 7.0% to 597 from 558 as of March 31, 2004.
    Total selling, general, and administrative expenses, as a percentage of sales, increased to 10.9% in the first quarter of 2005 compared to 9.4% in the corresponding period a year ago, primarily as the result of the EITF 02-16 reclassification referred to earlier. The
Company expects that its SG&A, as a percentage of net sales, may vary by quarter depending on changes in sales volume, as well as the levels of continuing investments in key growth initiatives.
    Ms. Gallup concluded, "We believe that an innovative, customer-centric, yet disciplined approach is the key to success in our business. We will continue to execute this strategy as we work to build long-term shareholder value."

    PC Connection, Inc., a Fortune 1000 company, operates three sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH,
GovConnection, Inc. of Rockville, MD, and MoreDirect, Inc. of Boca
Raton, FL.

    PC Connection Sales Corporation (1-800-800-5555) is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com. GovConnection, Inc. (1-800-800-0019) is a rapid-response provider of IT products and solutions to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com. MoreDirect, Inc. (www.moredirect.com) provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. All three subsidiaries can deliver custom-configured computer systems overnight.

    A live webcast of PC Connection management's discussion of the first quarter will be available on the Company's Web site at www.pcconnection.com and on www.streetevents.com. The webcast will begin today at 10:00 a.m. Eastern Time.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results and other risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004. More specifically, the statements in this release concerning the Company's outlook for 2005 and the statements concerning the Company's gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth, the ability of the Company to improve sales productivity and increase its active customers) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel.


CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------
At or for the
Three Months Ended
March 31,                    2005               2004
----------------------------------------------------------------------
(Dollars and shares in
 thousands, except
 operating
 data,price/earnings               % of               % of
 ratio and per share                Net                Net
 data)                              Sales              Sales % Change
----------------------------------------------------------------------

Operating Data:
  Net sales growth          (1.1)%              15.6%
  Diluted earnings per
   share change             (20.0)             (16.7)
  Gross profit margin        11.5               10.4
  Operating margin            0.6                0.7
  Return on equity(1)         2.3                3.0

  Catalogs distributed  8,461,000          6,165,000             37.2%
  Orders entered(2)       358,000            330,000              8.5
  Average order
   size(2)             $    1,048         $    1,142             (8.2)

  Inventory turns(1)           16                 16
  Days sales
   outstanding                 43                 44

Product Mix:
  Notebooks & PDAs     $   60,850   18.8% $   68,737   21.0%   (11.5)%
  Desktops/Servers         47,957   14.8      46,265   14.1       3.7
  Storage Devices          28,861    8.9      26,503    8.1       8.9
  Software                 38,254   11.8      41,290   12.6      (7.4)
  Net/Com Products         24,871    7.7      24,278    7.4       2.4
  Printers & Printer
   Supplies                34,418   10.6      36,886   11.3      (6.7)
  Video, Imaging &
   Sound                   37,565   11.6      39,104   11.9      (3.9)
  Memory & System
   Enhancements            17,747    5.5      16,867    5.2       5.2
  Accessories/Other        33,328   10.3      27,705    8.4      20.3
                       ----------  ------ ----------  ------   -------
                       $  323,851  100.0% $  327,635  100.0%    (1.1)%
                       ==========  ====== ==========  ======

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):


                       $   94,912   29.3% $   84,063   25.7%     12.9%
                       ==========         ==========
Stock Performance
 Indicators:
  Actual shares
   outstanding             25,136             25,008
  Total book value per
   share               $     6.66         $     6.34
  Tangible book value
   per share           $     4.48         $     4.42
  Closing price        $     5.87         $     7.93
  Market
   capitalization         147,548         $  198,313
  Trailing
   price/earnings
   ratio (3)                   18                 34

       (1)  Annualized
       (2)  Does not reflect cancellations or returns
       (3)  Earnings is based on the last four quarters

----------------------------------------------------------------------
SELECTED SEGMENT INFORMATION
----------------------------------------------------------------------
For the Three Months Ended
March 31,                                2005               2004
----------------------------------------------------------------------
                                             Gross              Gross
                                             Margin             Margin
(Dollars in thousands)            Net Sales   (%)    Net Sales   (%)
----------------------------------------------------------------------

PC Connection Sales Corporation
 (SMB)                            $200,325    12.3%  $207,424    10.9%
GovConnection (Public Sector)       47,160    10.1     53,852     8.7
MoreDirect (Large Account)          76,366    10.5     66,359     9.9
                                  --------   ------  --------   ------
      Total                       $323,851    11.5%  $327,635    10.4%
                                  ========   ======  ========   ======



CONSOLIDATED INCOME STATEMENTS
----------------------------------------------------------------------
Three Months Ended March 31,              2005              2004
----------------------------------------------------------------------
(Amounts in thousands, except per   Amount    % of    Amount   % of
 share data)                                   Net              Net
                                               Sales            Sales
----------------------------------------------------------------------

Net sales                          $323,851  100.00% $327,635  100.00%
Cost of sales                       286,517   88.47   293,710   89.65
                                   --------  ------- --------  -------
        Gross Profit               $ 37,334   11.53    33,925   10.35
Selling, general, and
 administrative expenses             35,416   10.94    30,690    9.37
Special charges                           -       -     1,030     .31
                                   --------  ------- --------  -------
        Income From Operations        1,918     .59     2,205     .67

Interest expense                       (272)   (.08)     (384)   (.11)
Other, net                              (25)   (.01)       47     .01
Income tax provision                   (673)   (.21)     (710)   (.22)
                                   --------  ------- --------  -------
        Net Income                 $    948     .29% $  1,158     .35%
                                   ========  ======= ========  =======

Weighted average common shares
 outstanding:
   Basic                             25,127            24,998
                                   ========          ========
   Diluted                           25,362            25,356
Earnings per common share:
   Basic                           $    .04          $    .05
                                   ========          ========
   Diluted                         $    .04          $    .05
                                   ========          ========


CONSOLIDATED BALANCE SHEETS                        March 31, Dec. 31,
----------------------------------------------------------------------
(Amounts in thousands)                               2005      2004
----------------------------------------------------------------------

ASSETS

 Current Assets:
   Cash and cash equivalents                       $  6,336  $  6,829
   Accounts receivable, net                         119,100   120,752
   Inventories - merchandise                         72,511    78,390
   Deferred income taxes                              2,874     3,039
   Income taxes receivable                            1,369     1,325
   Prepaid expenses and other current assets          4,439     3,644
                                                   --------- ---------
           Total current assets                     206,629   213,979
 Property and equipment, net                         16,740    17,647
 Goodwill, net                                       51,687    51,687
 Other intangibles, net                               2,952     3,040
 Other assets                                           223       189
                                                   --------- ---------
           Total assets                            $278,231  $286,542
                                                   ========= =========
LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
   Current maturities of capital lease
    obligations:
       To affiliate                                $    382  $    373
       To third party                                   398       391
   Note payable - bank                                1,423     4,810
   Accounts payable                                  75,024    79,709
   Accrued expenses and other liabilities            16,731    18,138
   Acquisition earn-out obligation                    6,921     6,921
                                                   --------- ---------
           Total current liabilities                100,879   110,342
 Capital lease obligation, less current
  maturities:
       To affiliate                                   5,616     5,715
       To third party                                   706       841
 Deferred income taxes                                3,674     3,486
                                                   --------- ---------
           Total liabilities                        110,875   120,384
                                                   --------- ---------
 Stockholders' Equity:
   Common stock                                         255       255
   Additional paid-in capital                        77,341    77,091
   Retained earnings                                 92,046    91,098
   Treasury stock at cost                            (2,286)   (2,286)
                                                   --------- ---------
           Total stockholders' equity               167,356   166,158
                                                   --------- ---------
           Total liabilities and stockholders'
            equity                                 $278,231  $286,542
                                                   ========= =========

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Three months ended March 31, 2005 (Amounts in thousands)
----------------------------------------------------------------------
                                                  Additional
                                   Common Stock    Paid-In   Retained
                                   ------------    Capital   Earnings
                                 Shares   Amount
----------------------------------------------------------------------
Balance - December 31, 2004      25,462     $255    $77,091   $91,098


Exercise of stock options,
 including income tax benefits       36        -        250         -


Net income                            -        -          -       948
                                -------   -------  --------   --------

Balance - March 31, 2005         25,498     $255    $77,341   $92,046

                                             Treasury Shares   Total
                                             ---------------
                                              Shares  Amount
----------------------------------------------------------------------

Balance - December 31, 2004                   (362) $(2,286) $166,158


Exercise of stock options, including income
 tax benefits                                    -        -       250


Net income                                       -        -       948
                                            ------- -------- ---------

Balance - March 31, 2005                      (362) $(2,286) $167,356
                                            ======= ======== =========


CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
Three Months Ended March 31, (Amounts in
thousands)                                          2005      2004
----------------------------------------------------------------------

Cash Flows from Operating Activities:

  Net income                                       $    948  $  1,158
  Adjustments to reconcile net income to net cash
   provided by operating activities:
        Depreciation and amortization                 1,714     1,753
        Deferred income taxes                           353     1,172
        Provision for doubtful accounts                 878       775
        Loss on disposal of fixed assets                 41         -

  Changes in assets and liabilities:
        Accounts receivable                             774    16,523
        Inventories                                   5,879    10,672
        Prepaid expenses and other current assets      (839)      (83)
        Other non-current assets                        (34)        9
        Accounts payable                             (4,685)  (19,985)
        Income tax benefits from exercise of stock
         options                                         49        84
        Accrued expenses and other liabilities       (1,407)      805
                                                   --------- ---------
  Net cash provided by operating activities           3,671    12,883
                                                   --------- ---------

Cash Flows from Investing Activities:

  Purchases of property and equipment                  (773)     (529)
  Proceeds from sale of property and equipment           13         -
  Payment of acquisition earn-out obligation              -   (10,295)
  Cash escrow distributed for acquisition                 -     5,000
                                                   --------- ---------
  Net cash used for investing activities               (760)   (5,824)
                                                   --------- ---------

Cash Flows from Financing Activities:

  Proceeds from short-term borrowings                50,560    88,311
  Repayment of short-term borrowings                (53,947)  (93,925)
  Repayment of capital lease obligations               (218)      (80)
  Exercise of stock options                             201        56
                                                   --------- ---------
  Net cash used for financing activities             (3,404)   (5,638)
                                                   --------- ---------

  (Decrease) increase in cash and cash
   equivalents                                         (493)    1,421
  Cash and cash equivalents, beginning of period      6,829     2,977
                                                   --------- ---------
  Cash and cash equivalents, end of period         $  6,336  $  4,398
                                                   ========= =========


    CONTACT: PC Connection, Inc.
             Dave Beffa, 603-683-2248